Exhibit 3.4

DEED OF ISSUE OF SHARES

AGAINST NON-CASH CONTRIBUTION

On this day, the [day] day of [month] two thousand and twenty, appeared before me, Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam, the Netherlands:

[NautaDutilh employee, under proxy], acting for the purposes of this Deed as the holder of written powers of attorney from:

1.	[shareholder] (the "Subscriber"); and

2.	CureVac B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its corporate seat in Amsterdam, the Netherlands (address: Friedrich-Miescher-Strasse 15, 72076 Tübingen, Germany, trade register number: 77798031) (the "Company").

The person appearing, acting in the above capacities, declared the following:

DEFINITIONS

Article 1

In this Deed the following definitions shall apply:

CureVac	CureVac AG, a limited liability company (Aktiengesellschaft) under German law, having its address at Friedrich-Miescher-Strasse 15, 72076 Tübingen, Germany.
Contribution Agreement	the contribution agreement laid down in article 7.1 of this Deed.
Contribution Shares	[number] [type] shares in the capital of CureVac, with all rights and obligations attached thereto, including any rights to receive dividends or other distributions from CureVac for the current fiscal year and, if any, for previous fiscal years which have not been declared or distributed.
DCC	the Dutch Civil Code.
Deed	this deed of issue of shares against non-cash contribution.
Description	the description relating to the Contribution Shares prepared in accordance with Section 2:204b(1) DCC.
General Meeting	the general meeting of the Company.
IRC	the United States Internal Revenue Code of 1986, as amended.
Parties	the parties to this Deed.
Resolution	the written resolution of the General Meeting dated the [day] day of [month] two thousand and twenty, a copy of which will be attached to this Deed as an annex.
Shares	[number] ordinary shares in the capital of the Company, having a nominal value of twelve eurocents (EUR 0.12) each and numbered [number] up to and including [number].

REORGANIZATION

Article 2

It is intended that the acts contemplated by this Deed be treated as an exchange described in Section 351(a) of the IRC.

RESOLUTION TO ISSUE SHARES

Article 3

3.1	As is evidenced by the Resolution, the General Meeting has resolved to issue the Shares to the Subscriber against contribution of the Contribution Shares.
3.2	Under the Company's articles of association, the Company's management board may perform juristic acts (rechtshandelingen) in respect of non-cash contributions for shares in the capital of the Company without the prior approval of the General Meeting.

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PRE-EMPTION RIGHTS

Article 4

As is evidenced by the Resolution, the General Meeting has resolved to exclude pre-emption rights (voorkeursrechten) in relation to the present issuance of the Shares.

ISSUE OF SHARES

Article 5

In giving effect to the Resolution, the Company hereby issues the Shares to the Subscriber and the Subscriber hereby accepts the Shares from the Company.

DESCRIPTION

Article 6

6.1	The Description has been prepared by the Company.
6.2	To the best of the Company's knowledge, there has not been a substantial decline in the value of the Contribution Shares since the date to which the Description relates.
6.3	The Company shall file the Description at its office for inspection by the Company's shareholders and others with meeting rights (vergaderrecht) under Dutch law.

CONTRIBUTION

Article 7

7.1	The Subscriber and the Company agree that the Subscriber will pay up the Shares in full by transferring the Contribution Shares to the Company promptly following the execution of this Deed on the legal basis of contribution (ten titel van inbreng) on the Shares. The Subscriber is not required to make any other contribution (in cash or in kind) on the Shares.
7.2	The Subscriber must effect, and hereby undertakes towards the Company to effect, the transfer of the Contribution Shares without delay in accordance with applicable law. The Company shall cooperate, and hereby undertakes towards the Subscriber to cooperate, with such transfer of the Contribution Shares. Subject to the completion of such transfer, the Company discharges the Subscriber from its obligation to pay up the Shares.
7.3	To the extent that the value of the Contribution Shares, as such value shall be recorded in the Company's books and records, exceeds the aggregate nominal amount of the Shares, such excess amount shall be considered to be share premium (agio) and shall be added to the Company's share premium reserve.

register

Article 8

The Company shall enter the present issuance of the Shares in its register of shareholders.

rescission

Article 9

The Parties waive the right to rescind or to nullify, or to commence legal proceedings to rescind, nullify or amend on any ground whatsoever, the Contribution Agreement and any other agreements underlying the present issuance of the Shares.

CHOICE OF LAW AND JURISDICTION

Article 10

This Deed shall be governed by and construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this Deed shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

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CIVIL LAW NOTARY

Article 11

11.1	The Parties are aware that the undersigned civil law notary works with NautaDutilh N.V., the firm that has advised the Company in this transaction.
11.2	With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) laid down by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties explicitly consent to:

a.	the undersigned civil law notary executing this Deed; and
b.	the Company being assisted and represented by NautaDutilh N.V. in relation to this Deed and any agreements that may be concluded, or disputes that may arise, in connection therewith.

POWER OF ATTORNEY

Article 12

The person appearing has been authorised to act under two (2) powers of attorney in the form of private instruments, copies of which will be attached to this Deed as annexes.

finally

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.